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                                                                    EXHIBIT 99.2


                    AMENDMENT NO. 1 TO THE BANCORPSOUTH, INC.
                            1994 STOCK INCENTIVE PLAN
                             AS AMENDED AND RESTATED

        THIS AMENDMENT to the BancorpSouth, Inc. 1994 Stock Incentive Plan, as amended and restated (the "Plan") is made by BancorpSouth, Inc. (the "Company") to be effective on January 23, 2002.

                                    RECITALS:

        WHEREAS, the Company previously established the Plan effective December 28, 1994 and, in accordance with the terms thereof, has granted options and restricted stock awards thereunder to certain individuals;

        WHEREAS, the Plan was initially established with a reservation of 458,000 shares of common stock of the Company ("Stock") for issuance under the Plan;

        WHEREAS, the Plan was amended on February 14, 1998 to, among other things, increase the number of shares of Stock available for issuance under the Plan by 1,000,000, resulting in a total of 1,458,000 shares, and such amendment was approved by the shareholders of the Company;

        WHEREAS, as a result of the two-for-one split of Stock that occurred on May 15, 1998, the number of shares available for issuance under the Plan was increased in proportion to the two-for-one split of Stock, resulting in the annual individual limitation on awards increasing from 60,000 to 120,000 shares, the total number of shares available for issuance increasing from 1,458,000 to 2,916,000 shares, and the portion of the overall maximum number of shares that may be issued as restricted stock increasing from 46,800 to 93,600 shares;

        WHEREAS, Section 10.6 of the Plan authorizes the board of directors of the Company to amend the Plan;

        WHEREAS, the Company deems it appropriate and desirable to amend the Plan to increase the number of shares available for issuance by 4,000,000 shares to enable the Company to continue to provide meaningful performance incentives to its employees, officers and other service providers; and

        WHEREAS, the Company intends to seek shareholder approval of this amendment to the Plan.

        NOW, THEREFORE, pursuant to authorization of the board of directors of the Company taken on January 23, 2002, the Plan is hereby amended as follows:

1.      SECTION 5.2 OF THE PLAN IS AMENDED AND RESTATED AS FOLLOWS:

        5.2 Maximum Number of Shares. The maximum aggregate number of shares of Stock that may be issued pursuant to the exercise of Awards is increased by 4,000,000 shares to 6,916,000 shares. Provided, however, that the portion of this aggregate limit that may be issued pursuant to Awards that are Restricted Stock remains limited to 93,600 shares of Stock. The numerical limits specified in this Section are subject to increases and adjustments as provided in Article VIII.

2.      SECTION 10.7 OF THE PLAN IS AMENDED AND RESTATED AS FOLLOWS:

        10.7 Duration of Plan. This Plan shall continue until it is terminated by the Board pursuant to Section 10.6. However, no Incentive Option may be granted under this Plan with respect to the 4,000,000 additional shares of Stock that were reserved for grant effective January 23, 2002, after January 22, 2012, which is 10 years from the date that those shares were added to the Plan by the Board. Further, no Incentive Option may be granted under this Plan after February 13, 2008 with respect to the 2,000,000 (as adjusted for the May 15, 1998 Stock split) additional shares of Stock that were reserved for grant effective February 14, 1998. Finally, no Incentive Option may be granted under this Plan after December 27, 2004, with respect to the 916,000 (as adjusted for the May 15, 1998 Stock split) shares of Stock that were originally reserved for grant effective December 28, 1994. Incentive Options granted before such dates shall remain valid in accordance with their terms.


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         IN WITNESS WHEREOF, the undersigned officer of the Company has executed this Amendment to the Plan pursuant to authorization from the Company on this 23rd day of January, 2002, but to be effective as provided herein.

                                      BANCORPSOUTH, INC.

                                      By:   /s/ Aubrey B. Patterson
                                            ------------------------------------
                                            Aubrey B. Patterson
                                            Chairman and Chief Executive Officer